Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Revlon, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-116160 and 333-147955) and on Form S-3 (Nos. 333-169223 and 333-141545) of Revlon, Inc. and subsidiaries of our report dated March 5, 2014, with respect to the consolidated balance sheets of Revlon, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, stockholders’ deficiency, and cash flows for each of the years in the three-year period ended December 31, 2013 and the related financial statement schedule, and our report on the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Revlon, Inc. Our report dated March 5, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph relating to the exclusion from management’s assessment of and from our evaluation of Revlon, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2013 associated with the acquisition of The Colomer Group Participations, S.L.

/s/ KPMG LLP

New York, New York
March 5, 2014